Agreement No.__________

Licensing Agreement

Shaanxi Baishui Dukang Brand Management Co., Ltd.

TRADEMARK LICENSING AGREEMENT

Party A:  Shaanxi Baishui Dukang Brand Management Co., Ltd.
Residence: Van Metropolis A-28F, Tangyan Rd 35#, Xi’an Shaanxi
Legal Representative: Wang Yongsheng

Party B: Henan Zhechengxian Eastern Liquor Co., Ltd.
Residence: Economic Development Zone, Zhecheng County
Legal Representative: Li Hongsheng

Whereas Party A owns certain valuable registered trademarks and brands, Party B desires to utilize the Name upon and in connection with the manufacture, sale and distribution of articles hereinafter described. Therefore, Party A and B have reached an agreement through friendly consultation to conclude the following agreement.

1.
Party A allows Party B to use the trade market, identity labeling number, as well as the name, pattern, introduction, design, specification of the products and so on owned by Party A. This is regarded as a kind of simple licensing agreement. Strictly prohibits Party B from licensing other persons to use the trademark. The utilizing of the trademark by Party B should be subject to the written authorization contents authorized and approved by Party A, otherwise Party B would be subject to the legal liabilities for trademark infringement.

2.
Qualification Requirements on Party B (If Party B has been a distributor of Party A in the past, in according with the requirements of the market, when Party B performing an allopatric bottling, the bottling plant must meet the following requirements):

2.1	Financial Strength: should have strong financial strength and the ability to develop the market independently.
2.2	Market Network: should be with extensive distribution network and customer resources.
2.3	Geographic Requirements: should be within the yearly designed zone of Party A.
2.4	Credibility: should be creditable management and have the specific marketing planning as well as a long-term business objectives, could strictly comply with the rules made by Party A.
2.5	Certificates Requirements: should have the Business License, Sanitary License, Manufacturing License, Tax Registration Certificates and other related certificates authorized officially.

3	Designated Sales Zone: __Henan Province__, the demarcation should be subject to the national administrative zones demarcation.
3.1
Party A can not authorize any other person, company or entity as its distributor to manufacture and sale the products which has the same name with the products authorized to Party B within this designed zone other than Party B.

3.2
After one year cooperation, if the quality of the products is steady and the scale of the market development has been formed, by mutual consultation, Party B can enlarge the distribution scope of its products. But both parties should execute a new agreement and design a new sales zone. If Party B enlarged the sales scope without the permission of Party A, Party A has the rights to terminate the agreement. Party B should pay a double yearly royalty fee and afford all the loss of Party A from this.

4	The Trademark and the Special Name
4.1	The trademark herein means the trademark which has been described as “Baishui Dukang” in the Agreement and has been registered by PRC Trademark Office. The registered number is 915685.
4.2
The Designed Production Name: __Hong Yan__. The sub-brand name of the products can be determined by Party B. But Party B should ensure that there are no conflicts between the name they use and the name of the others’. If there are disputes arising from this, Party B should take the responsibility of that. Party A should provide Party B with the production bar code. If Party B needs to add other new items for the market requirements, it should file an application to Party A. If Party B adds new items without the permission from Party A, Party B would be subject to the legal liabilities for trademark infringement. The production name described as followings:

Name	Size & location of Trademark	Licensable Bar Code	Product Size	Alcohol Content	Odor Type	Price / bottle	Remarks
Hong Yan · Good Luck	-----	-----	1x2x4	52%（v/v）	Strong Aromatic	RMB 10	Packaging , Bar code
Hong Yan · Rarities	-----	-----	1x6	52%（v/v）	Strong Aromatic	RMB 40	Trademark see appendix
Hong Yan · Love	-----	-----	1x6	52%（v/v）	Strong Aromatic	RMB 15	Sealed by both parties for the record
Hong Yan · Happiness	-----	-----	1x6	46%（v/v）	Strong Aromatic	RMB 6

4.3
When Party B prints the trademark, the prints for sub-brand should be in the central location on the production package and twice bigger than the main-brand “Baishui Dukang” which should be on the top of the production package with Logo.

4.4
Party A allows Party B to develop single items under the same sub-brand with different size, different alcohol content and different odor type. Each kind of single item uses one bar code. Party B should pay Party A as management fee RMB 50,000 for each single item. If Party B sets up other production names under the sub-brand name or changes the trademark logo, then, it would be seemed as to add the sub-brand, on the occasion, Party B should file an application to Party A for adding sub-brand and pay related fee to Party A.

4.5	What herein called single item means those products which under the same sub-brand with different size, different alcohol content and different odor type.

5	Royalty Fee (The total amount of this agreement is RMB 450,000)
5.1
Trough full consultation of both parties, based on the principle of “development first, profit second”, here perform the way of one-time costs every year: yearly royalty fee is for RMB 250,000, (only for using one bar code, If Party B is willing to add bar code of single item, yearly royalty fee for each newly added bar code is RMB 50,000. If Party B adds new item bar code without the permission from Party A, once verified, Party A can surcharge for RMB 150,000 for each single item bar code from Party B, when the circumstances are serious, Party B would subject to related legal liabilities.) The payment should be made within three days after the agreement was signed, then, the agreement could be seems as came into effect.

5.2	When Party B applied to Party A for the sub-brand, the number of the single items under the sub-brand should be no less than 3.
5.3
If Party B is willing to add other sub-brand, royalty fee for each newly added sub-brand should be RMB 200,000. If Party B adds sub-brand without the permission from Party A, once verified, Party A can surcharge for RMB 500,000 for each sub-brand from Party B, when the circumstances are serious, Party B would subject to related legal liabilities.

6	Credibility Margin
6.1
In order to maintain the market stability and guarantee the bilateral benefits of both Party A and Party B, hereby, collect the credibility margin for RMB 50,000 which should be paid within three days after the agreement was signed.

6.2
If Party B sells in the place which is out of the designed sales zone, sells with lower prize or damages the reputation of “Baishui Dukang” liquor, once verified, Party A has the rights to unilaterally deduct the credibility margin of Party B and maintain the rights to terminate the agreement. If Party A has other economic loss resulted by the above reasons, Party B would subject to related legal liabilities and should afford all the loss of Party A from this.

6.3
If Party B does not breach the agreement during the agreement term and dose not has the actions that damaged the company reputation of Party A, Party A should make a full refund of the credibility margin after the agreement expired (without interests).

7	Usage of Trademark and Name owned by Party A
7.1	Party B uses the “Trademark”, “Name” and the short forms of them for commercial purpose which should not be used for any other purpose.
7.2
Party B would has no right to continue to use the “trademark” and the “name” when it is  disqualified for whatever reasons, otherwise Party B should afforded the relative legal responsibilities for trademark infringement.

8	Infringement and warranty
8.1
Party A is legal holder of registered trademark herein and has the rights to authorize Party B as an authorized user of it. In case any third party brings a charge of infringement, Party A should take up the matter with the third party and bear all legal and financial responsibilities which may arise.

8.2	Party B agrees provide Party A with necessary assistance to protect Party A’s rights on the trademark.
8.3
Party B should notify Party A in writing of any infringements or imitations by others in the trademark on the products the same as or similar to those covered by this agreement which may come to Party A’s attention. Both parties have the right to determine to prosecute any claims or suits in its own name or in the name of both parties join together against such behavior.

9	Manufacturing of Products and Packages
9.1
The production herein should be subject to PRC national laws and regulations. Party B should produce the products only after sending the random sample of base wine produced by him to Party A and testified. If Party B dose not manufacture and sell the products in according with the above requirements, it should afford all the losses caused by this. If this damaged the credibility of Party A, Party A has the rights to unilaterally deduct the credibility margin of Party B, when the circumstances are serious, Party A should maintain the rights of charge Party B the legal liabilities.

9.2
Packages should be designed Party B and examined by Party A, then both Party A and Party B should choose a printing factory owns the package printing qualification, and make the authorization to the printing factory for the package printing within the authorized scope. The production batch and the production quantity must be submitted to Party A for record before the fifth day of the first month in every quarter, otherwise Party A has the rights to withdraw the authorization and charge the related legal liabilities. If Party B makes the package printing without the written permission from Party A, Party A has the rights to terminate the agreement unilaterally, and charge Party B with related legal liabilities as counterfeit and shoddy products. The package designed by Party B should be approved by Party A. After the designed samples signed and sealed. Party A would authorize the printing plant for printing. See the 1 to 3 items in the appendix.

10	Sales Literature
10.1
In any case, if Party B expects to get related promotional materials of the contractual products, then could design related promotional materials by themselves. But the content and the range of the materials mentioned above should be approved by Party A.

10.2
The production packages of Party B should be produced in batches complied with the “Certificate of authorization” granted by Party A. If Party B produced the packages without the “Certificate of authorization”, once found, Party A has the rights to unilaterally terminate the agreement and charge Party B with legal liabilities for trademark infringement, also has the rights to charge the package produce plant with related legal liabilities.

10.3	During the period of the Rum Exhibition every year, Party B should contact with Party A in advance and set up exhibition booths in according with the requirements of Party A.

11	Product Price
Price of the products is fixed in written form after accounting by both parties. It is in consideration of some integrated factors such as local consumption level, product costs, taxes, profits etc., and can not be changed without permission. If the price becomes disordered causing by Party B, Party A has the rights to take actions to control and charge Party B with related legal liabilities.

12	Rights and Obligations of Party A
12.1	Party A should provide Party B with the necessary procedure and information in order to guarantee the normal operation of Party B.
12.2	During the agreement period, Party A could provide liquor industry sales trend reports and effective sales promotion way used in other sales market.
12.3	When Party A is sending inspector to conduct the work of Party B, Party B should cooperate with the job of the inspector.
12.4
The commitments any staff (including General Manager) from Party A makes to Party B should be in written form, and should the official documents with the authorization of the representative of Party A and the company seal, otherwise invalid.

13	Rights and Obligations of Party B
13.1	The service hotline of Party B and the supervision hotline of Party A should be printed on the products packing of Party B.
13.2
Party B assures Party A that all the “products” would be in according with the standards of the “zone”. They can be sold and fit for the sales purposes. Party B also assures of not changing the “products” standards without permission.

13.3	If Party A found any “products” of poor quality, and informed Party B, Party B should halt production at once complied with Party A’s requirements and shoulder all the responsibilities.
13.4	In order to promote the “products” and provide service to the customers in this “zone”, Party B should provide and maintain an organization that has the operation capacity at its own expense.
13.5	Party could develop regional agencies and distributors within the “zone” as needed, and independently be responsible for the contracts signing and managing.
13.6
During the agreement period, if Party B sell the products out of the agreed zone without the permission from Party A, once verified, Party A has the rights to deduct certain credibility margin of Party B, when the circumstances are serious, Party A has the rights to terminate the agreement and require Party B to compensate for all the losses from this.

13.7	When the agreement expired, if Party B fairly performs the agreement without breach the agreement, Party B owns the rights to first renew the agreement.

14	Quality Control
The products produced by Party B should be examined by Party A, once be qualified, the products could be launched in the market. Party would send technical staff to perform inspection and conduction unscheduled.

15	Contract Renewal
If Party B performs the agreement fairly and trustworthy within the agreement period, and pay various kinds of fees on schedule, Party A could not terminate the agreement at will. If this causes the loss of Party B, Party A should compensate Party B for all the losses. When the agreement expired, if both parties have the cooperation intention, Party B has the rights to first renew the agreement. But Party B should make the written application to Party A 60 days before the agreement expired and pay the royalty fee for the next agreement year.

16	Bankruptcy and Default
16.1
If Party B dose not perform the production and distribution of the agreement products within two months after the agreement went into force, Party A could inform Party B of terminating the agreement through written notice.

16.2
If Party B entered into the bankruptcy proceedings or could not perform normal operation, the agreement shall automatically expire. Party B would have no right to continue to use the related “trademark”, “name” and the company name without the written permission from Party A after the agreement terminated. Party B also could not sell and manage the agreement products as well as the packing materials.

17	Term and Termination
The term of the agreement hereby granted shall be effective for one year after the agreed credibility margin and the royalty fee fully paid to Party A by Party B, dates from March 10, 2008 to March 9, 2009. The agreement terminates under the circumstances as follow.
17.1
If either of the two parties breaches the agreement, once found, the other party should inform the opposite party by written within 10 days after found and asks the opposite party to correct the actions of breaching the agreement. Unless the default party correct their actions within 10 days after notification and compensate all the losses caused by this to please the opposite, or the opposite party has the rights to terminate the agreement.

17.2	The failure of implementation of the obligation by Party B within 30 days due to force majeure, the other party has the rights to unilaterally inform terminating the agreement by written.
17.3	Party B does not pay the royalty fee as required.
17.4	The products produce by Party B has the quality problems and then be corrected within the term given by Party A, but still do not correct as required.
17.5	Party B sells the products out of the designed zone.
17.6	Party B makes the malevolent low price dumping of the products.
17.7	Party B prints the packages without holding the “production authorization” from Party A.
17.8	Party B establishes the subsidiaries, offices or allows other person to perform the above actions in the name of Party A without the written permission from Party A.
17.9	Party B produces the age liquor without the written permission from Party A.
17.10	Party B willfully infringes upon the sales network of Party A’s main brand products.

18	Influence by Terminating the Agreement
Any unsettled liabilities, or the damages request by one party for the default of the other party before the termination of the agreement will not be affected by the termination of the agreement.

19	This Agreement is in quadruplicate with the equal legal effect and each party holds two copies.

20	As to the unaccomplished matters, both parties shall make further consultation and sign a complementary agreement which has the equal legal effect with this agreement.

21	Any dispute arises out of this contract is to be settled through friendly negotiation, or shall conduct legal action from local Court in the place where the agreement performed.

22	Place of Agreement Performance: Xi’an city, Shaanxi province

Party A:	Party B:
Shaanxi Baishui Dukang Brand	Henan Zhechengxian Eastern Liquor Co., Ltd.
Management Co., Ltd. (stamp)	(Stamp)
Address:	Address: Spark Avenue, Shangqiu, Henan
Contact Number:	Contact Number: 13837009288 / 0370-299888
Opening Bank:	Opening Bank:
Account Number:	Account Number:
Representative: Lei Ruijuan	Representative: Li Hongsheng

Date:  April 11, 2008    Date: